Exhibit 99.1

NEWS RELEASE

NOVAGOLD & Donlin Gold Share the Stories of People in Rural Communities in
Part Two of the Alaska Video Series: Subsistence Way of Life

April 22, 2015 — Vancouver, British Columbia — NOVAGOLD RESOURCES INC. (TSX, NYSE-MKT: NG) is pleased to present the second segment of the four-part Alaska Video Series. The series explores the importance of preserving the long cultural history and traditional lifestyles of those living in remote communities of the Yukon-Kuskokwim (Y-K) region, where the Donlin Gold project is located.

The stories captured in each film are told directly by the local people and illustrate the vibrant and harsh realities of living in some of the most isolated regions of The Last Frontier.  NOVAGOLD believes that a deep understanding of and steadfast commitment to the languages, values, and cultures of the people in the areas where it operates is indispensable in establishing strong and collaborative working relationships. Respecting the traditions in these regions is one of the Company's core values.

Part Two of the Alaska Video Series is “Subsistence Way of Life”. The communities that inhabit the rural areas of the Y-K region are largely dependent on subsistence living; hunting, fishing, and harvesting for the bare essentials of survival. Passed from generation to generation, Alaska Native groups predominantly define themselves by their cultural traditions of attaining, processing, and distributing natural resources. For these locals, the term subsistence is intricately imbedded in their cultural identity and values. It is not simply a lifestyle, but part of who they are. They live and survive as a community through elders passing down their knowledge and by sharing their natural resources.  This is a life-enriching process that should be maintained and preserved.

The second video is now available at www.novagold.com/info. The two final segments of the Alaska Video Series will be released later this year.

▶	Part One: Yup’ik Language and Culture
▶	Part Two: Subsistence Way of Life
▶	Part Three: People’s Connection to the River
▶	Part Four: Economic Opportunities and Workforce Development

NOVAGOLD strives to create a balanced development plan that enhances economic development and preserves the subsistence lifestyle – both can truly co-exist. Bringing tangible, long-lasting benefits to its community partners as its projects advance through development is highly important to NOVAGOLD.

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company engaged in the exploration and development of mineral properties in North America. Its flagship asset is the 50%-owned Donlin Gold project in Alaska.  NOVAGOLD also owns 50% of the Galore Creek copper-gold-silver project located in northern British Columbia. Learn more at www.novagold.com.

NOVAGOLD Contact:

Mélanie Hennessey
Vice President, Corporate Communications

Erin O’Toole
Analyst, Investor Relations

604-669-6227 or 1-866-669-6227

▶    www.novagold.com
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